CONFORMED COPY



               AGREEMENT (the "Amendment Agreement"), dated as of July 7, 1995, among Roche Holdings, Inc., a Delaware corporation ("Roche"), HLR (U.S.) II, Inc., a Delaware corporation which is a direct wholly-owned subsidiary of Roche ("Merger Sub"), and Genentech, Inc., a Delaware corporation (the "Company").

               WHEREAS, Roche, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated May 23, 1995 (the "Merger Agreement");

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that the form of New Governance Agreement shall have been executed in substantially the form attached as Exhibit A to the Merger Agreement;

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that the form of Marketing Agreement shall have been executed in substantially the form attached as Exhibit D to the Merger Agreement;

               WHEREAS, it is a condition to each party's obligations to consummate the transactions contemplated by the Merger Agreement that Article THIRD of the Company's Certificate of Incorporation shall have been amended by operation of the Merger in substantially the form attached as Exhibit C to the Merger Agreement (such form of amendment, the "New Article THIRD"); and

               WHEREAS, the parties hereto have determined it is in the best interests of their respective stockholders to effect certain amendments to the Merger Agreement, the New Governance Agreement, the Marketing Agreement and the New Article THIRD, and to make certain other covenants and agreements as are set forth in this Amendment Agreement;

               NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Roche, Merger Sub and the Company hereby agree as follows:




                                   ARTICLE I

                                  DEFINITIONS

               All terms used in this Amendment Agreement (including the preamble hereto) which are not otherwise defined in this Article I or elsewhere in this Amendment Agreement shall have the meanings ascribed thereto in the Merger Agreement.


                                  ARTICLE II

           AMENDMENTS TO THE MERGER AGREEMENT AND RELATED DOCUMENTS

               2.1. Amendment of Merger Agreement. Section 7.1(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

         "(c) By either the Company or Roche if the Effective Time has not occurred on or prior to October 31, 1995."

               2.2.  Amendment of Marketing Agreement.  Section 3(b) of
Article VII of the Marketing Agreement is hereby amended and restated to read in its entirety as follows:

         "Within ninety (90) days of the Effective Date of this Agreement, information regarding the real estate property leases of Genentech Canada Ltd., Genentech Europe Limited and Genentech Ltd. (Japan) shall be made available to ROCHE and such leases shall promptly be assumed by ROCHE as well as any other liabilities of these entities which have arisen in the ordinary course of business except for (i) a line of credit to Genentech Canada Ltd. used to purchase Activase rights and (ii) severance costs relating to not more than six (6) employees of Genentech Europe Limited."

               2.3.  Amendment of New Article THIRD.

               (a) The first sentence of Section (c)(ii) of the New Article THIRD is hereby amended and restated to read in its entirety as follows:

         "Subject to the provisions of the Amended and Restated
         Governance Agreement dated as of              , 1995* between
         Roche Holdings, Inc., a Delaware corporation ("Roche"), and the Company, as such agreement may be amended from time to time (such agreement, as amended from time to time, the "Governance Agreement"), the Special Common Stock may, and, where the Governance Agreement so requires, shall be redeemed, in whole but not in part (the "Call") during the periods and at the prices and upon the terms and conditions set forth below."

- -----------------
*  To be appropriately completed prior to filing.


               (b) Section (c)(ii)(C) of the New Article THIRD is hereby amended by inserting the following language immediately prior to the first sentence of such section:

         "Upon "final Court approval of the Settlement", as defined in the Memorandum of Understanding dated July 7, 1995 relating to the consolidated action pending in the Delaware Chancery Court entitled In re Genentech, Inc. Shareholders Litigation, Cons. C.A. No. 14265 (or in any superseding stipulation of settlement accepted by the corporation and the Roche defendants in that action), each Redemption Price set forth in paragraph (A) above shall be increased by $0.50 per share of Special Common Stock. If such "final Court approval of Settlement" occurs after payment of the Redemption Price pursuant to the Call, such $0.50 increase shall be promptly thereafter paid by the corporation pursuant to section (C)(IV)(A)(1) of this Article THIRD for each share of Special Common Stock for which payment of the Redemption Price had previously been paid pursuant to such Call."

               (c) The second sentence of Section (c)(ii)(C) of the New Article THIRD is hereby amended and restated to read in its entirety as follows:

         "If the corporation shall at any time after the initial issuance of any Special Common Stock declare or pay any dividend on Special Common Stock in cash, securities or other property other than Special Common Stock, the Redemption Prices in effect for each period after such event shall each be reduced by the per share value of such dividend multiplied by a fraction the numerator of which equals the Redemption Price which would otherwise be in effect for such period and the denominator of which equals the Redemption Price in effect at the time of such event; provided that such adjustment shall not be made with respect to cash dividends determined by the majority of the Board of Directors to be in the ordinary course and approved by the majority of the Investor Directors (as defined in the Governance Agreement.)"

               2.4.  Amendment of New Governance Agreement.

               (a) The last sentence of Section 1.01(a) of the New Governance Agreement is hereby deleted and replaced with the following:

         "The calculation of the Redemption Price per share of Special Common Stock, which shall be made in accordance with paragraphs (A) and (C) of Article THIRD, Section (c)(ii) of the Certificate of Incorporation, shall be verified with Roche prior to the mailing of such notice. In the event that additional amounts become payable, pursuant to the second sentence of Article THIRD, Section (c)(ii)(C) of the Certificate of Incorporation in connection with a redemption of the Special Common Stock pursuant to this Section 1.01(a), Roche shall promptly make available to the Depositary the aggregate additional amount required to be paid pursuant to such second sentence of Article THIRD, Section (c)(ii)(C)."


                                  ARTICLE III

                           MISCELLANEOUS AND GENERAL

               3.1. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Amendment Agreement and the transactions contemplated hereby.

               3.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Amendment Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

               If to the Company:

                     Genentech, Inc.
                     490 Point San Bruno Boulevard
                     South San Francisco, California  94080
                     Attn.:  John P. McLaughlin
                     Telecopy:  415-952-9881

                     Richard D. Katcher, Esq.
                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York  10019
                     Telecopy:  212-403-2000

               If to Roche or Merger Sub:

                     Roche Holdings, Inc.
                     c/o Roche Holding Ltd
                     Grenzacherstrasse 124
                     CH-4002 Basel
                     Switzerland
                     Telecopy:  011-41-61-688-1396
                     Attn.:  Dr. Felix Amrein

               with a copy to:

                     Peter R. Douglas, Esq.
                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York 10017
                     Telecopy:  212-450-4800

or to such other address as such party shall have designated by notice so given to each other party.

               3.3. Amendments, Waivers, Etc. This Amendment Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

               3.4. No Assignment. This Amendment Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Amendment Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

               3.5. Entire Agreement. Except as otherwise provided herein, this Amendment Agreement and the Merger Agreement and the exhibits thereto embody the entire agreement and understanding between the parties relating to the subject matter hereof and this Amendment Agreement supplements all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Amendment Agreement and any writings expressly required hereby.

               3.6. No Third Party Beneficiaries. This Amendment Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

               3.7. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding brought by either party hereto and arising in connection with this Amendment Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 3.7 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. Roche and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

               3.8. Governing Law. This Amendment Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

               3.9. Name, Captions, Etc. The name assigned this Amendment Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Amendment Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Amendment Agreement.

               3.10. Counterparts. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

               IN WITNESS WHEREOF, this Amendment Agreement has been executed and delivered by the parties set forth below.



                                       GENENTECH, INC.



                                       By:  /s/John P. McLaughlin
                                          ----------------------------------
                                          Name:  John P. McLaughlin
                                          Title:  Senior Vice President
                                                    and Secretary



                                       ROCHE HOLDINGS, INC.



                                       By:  /s/Fritz Gerber
                                          ----------------------------------
                                          Name:  Fritz Gerber
                                          Title:  President



                                       HLR (U.S.) II, INC.



                                       By:  /s/Felix Amrein
                                          ----------------------------------
                                          Name:  Felix Amrein
                                          Title:  Vice President